FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
July 26, 2013		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES UNAUDITED RESULTS
FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2013

ANN ARBOR, MI – United Bancorp, Inc. (OTCQB:UBMI) reported consolidated net income of $2.1 million, or $0.14 per share of common stock, for the second quarter of 2013, compared to $785,000, or $0.04 per share of common stock, for the second quarter of 2012. Consolidated net income for the first six months of 2013 was $4.0 million, or $0.27 per share of common stock, compared to $1.6 million, or $0.08 per share of common stock, for the first six months of 2012.

Highlights of the second quarter of 2013 included:

•	Improved profitability:
-	Net income of $2.1 million (0.92% return on average assets ("ROA")) for the quarter; year to date $4.0 million (0.90% ROA)
-	Core earnings, as measured by pre-tax, pre-provision income, were 1.59% of average assets
-	Earnings per share of common stock of $0.14 for the quarter and $0.27 year to date
•	Improving trends in credit quality metrics:
-	Nonperforming loans decreased by 5% in the quarter and 45% over the last twelve months
-	Allowance for loan losses was 3.55% of loans, representing over five times the year to date annualized net charge-offs
-	Ratio of allowance for loan losses to nonperforming loans at 155% at June 30, 2013
-	Nonperforming assets were 1.83% of total assets at June 30, 2013; lowest level since the third quarter of 2007
•	Noninterest income represented 43% of the Company's year to date combined net interest income and noninterest income, as a result of the Company's diverse revenue stream
•	Continued favorable trend in loan growth:
-	$19 million (3.1%) increase in the quarter
-	$42 million (7.2%) increase over the last twelve months
•	Capital planning and approval for planned partial Preferred Share redemption:
-	In July, the Company received regulatory approval to redeem half of its outstanding $20.6 million Preferred Shares; partial redemption is expected to occur in the third quarter of 2013
-
Received $10.0 million commitment for a two-year revolving line of credit for the holding company; received regulatory approval to use up to $6.0 million borrowed on the line of credit toward funding of redemption of the Preferred Shares.

Results of Operations

Overview
The Company's improvement in net income in the second quarter and first six months of 2013 compared to the same periods of 2012 resulted primarily from increased levels of noninterest income and reduced amounts in the Company's provision for loan losses, offset in part by increases in noninterest expense. ROA was 0.92% for the second quarter and 0.90% for the first six months of 2013, compared to 0.36% and 0.37%, respectively, for the comparable periods of 2012. Return on average shareholders' equity ("ROE") was 8.44% for the second quarter and 8.26% for the first six months of 2013, compared to 3.35% and 3.48%, respectively, for the same periods of 2012.

The Company's combined net interest income and noninterest income was up 4.9% in the second quarter and 6.0% in the first six months of 2013 compared to the same periods of 2012. The diversity in the Company's revenue stream has resulted in noninterest income that represented 43.4% of combined net interest income and noninterest income for the six months ended June 30, 2013, compared to 39.9% for the same period of 2012. At the same time, the makeup of that revenue stream varies from year to year, helping to protect the Company against swings within specific categories of net interest income.

The Company's provision for loan losses for the second quarter and first six months of 2013 was $600,000 and $1.6 million, respectively, down from $2.6 million and $4.7 million, respectively, for the same periods of 2012. The provision for loan losses provides for probable incurred credit losses inherent in the loan portfolio. The Company's net charge-offs of $757,000 in the second quarter of 2013 marginally exceeded the Company's provision for loan losses of $600,000 for the quarter, and were primarily associated with loans for which the Company carried specific reserves at March 31, 2013.

Net Interest Income and Net Interest Margin
For the second quarter of 2013, net interest income of $7.8 million was up 3.4% compared to the same period of 2012, and net interest income of $15.1 million for the first half of 2013 was substantially unchanged from the same period of 2012. The Company's net interest margin was 3.68% and 3.57%, respectively, for the three and six month periods ended June 30, 2013, compared to 3.62% and 3.63%, respectively, for the same periods of 2012. The improvement in net interest margin in the second quarter of 2013 was a result of a shifting of asset mix, combined with continued low cost of funds.

The Company's mix of assets has evolved over recent quarters. Portfolio loan growth of $41.7 million in the twelve months ended June 30, 2013 has contributed to this shift in mix, and has helped to improve the Company's yield on its earning assets. The Company converted its loan production office in Brighton, Michigan to a full-service banking office in the second quarter of 2012, and opened a new loan production office within the City of Monroe, Michigan in July 2012. Both offices have contributed to increased lending activity, and the Monroe office was converted to a full-service banking office in July 2013. In addition, loan volumes within the Company's existing markets have improved modestly.

The Company has held historically high levels of liquidity since 2009, but excess liquidity has gradually been reduced over the twelve months ended June 30, 2013. During the same period, the Company's subsidiary bank has reduced its average balances of FHLB advances and higher-cost deposits, and continues to fund its growth primarily with core deposits. As a result of its strong core funding, the Company's cost of interest-bearing deposits was 0.43% and 0.45%, respectively, for the second quarter and first six months of 2013, respectively, down from 0.65% and 0.66%, respectively, for the same periods of 2012.

Noninterest Income
Noninterest income of $5.6 million for the quarter ended June 30, 2013 improved by 7.0% compared to the second quarter of 2012, while noninterest income for the six months ended June 30, 2013 was 15.3% higher than the same period of 2012. While some categories of noninterest income decreased in the second quarter and first half of 2013 compared to the same periods of 2012, large increases in wealth management income and income from loan sales and servicing more than offset the decreases. While income from SBA loan sales and servicing comprise approximately 30% of the Company's total loan sales and servicing income, it has accounted for nearly 65% of the total dollar increase in income from loan sales and servicing in the first six months of 2013 compared to the same period of 2012. The Company's proceeds from the sale of loans originated for sale in the second quarter of 2013 was $97.9 million, down 4.1% from the first quarter of 2013.

Noninterest Expense
Total noninterest expenses were up 7.9% in the second quarter and 5.7% in the first six months of 2013, respectively, compared to the same periods of 2012. The largest dollar increases were in compensation expense, and several categories of noninterest expense declined in the same period. The increases related to salaries and employee benefits reflect, in part, continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly to accommodate its expansion into Livingston and Monroe Counties, and moderate salary increases were implemented effective April 1, 2013. Expenses in the first six months of 2013 also included accruals for profit sharing and cash bonuses, reflecting the Company's improved earnings. Prior to 2013, the Company did not pay or accrue any cash bonus or other payout to executive officers under our bonus plans since 2008.

Advertising and marketing expenses in the second quarter and the first six months of 2013 increased by 58.7% and 47.5%, respectively, compared to the same periods of 2012. The increases partially reflect the Company's launch of a new branding initiative in the third quarter of 2012. The Company reduced its advertising and marketing expenditures by approximately 50% in 2009 compared to 2008, and remained at reduced levels until the launch of the branding initiative. This branding initiative represents a renewed emphasis on marketing, and the Company expects a continued trend toward more historic spending levels for marketing and advertising expense.

Expenses related to other real estate owned ("ORE") and other foreclosed properties increased by $76,000 in the second quarter of 2013 compared to the same quarter of 2012, but have declined by $689,000 in the first six months of 2013 compared to the same period of 2012. Those expenses included write-downs of the value and losses on the sale of property held as ORE, along with costs to maintain and carry those properties.

During the first six months of 2012, the Company recorded $770,000 of probable incurred expenses relating to residential mortgages previously sold on the secondary market that subsequently defaulted, and $200,000 of probable incurred expenses was recorded in the first six months of 2013.

Attorney, accounting and other professional fees in the second quarter and first six months of 2013 declined by 54.7% and 38.6%, respectively, from comparable periods of 2012. Costs in the second quarter of 2012 included $299,000 of legal and accounting costs related to the sale of the Company's Preferred Shares by the U.S. Treasury. FDIC insurance premiums declined by 35.8% and 36.4%, respectively, during the three and six months ended June 30, 2013 compared to the same periods of 2012 as a result of lower base charges.

Balance Sheet

Total consolidated assets of the Company were $907.3 million at June 30, 2013, compared to $907.7 million at December 31, 2012 and $884.2 million at June 30, 2012. Total portfolio loans of $619.0 million increased by $32.3 million in the first six months of 2013, and by $41.7 million since June 30, 2012. The Company generally sells its fixed rate long-term residential mortgages on the secondary market, and retains adjustable rate mortgages in its loan portfolio. Loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balance of loans serviced for others at June 30, 2013 was $935.8 million, and has increased by $140.8 million, or 17.7%, in the twelve months ended June 30, 2013.

The Company's balances in federal funds sold and other short-term investments were $35.9 million at June 30, 2013, compared to $56.8 million at December 31, 2012 and $57.6 million at June 30, 2012. Securities available for sale of $195.1 million at June 30, 2013 were down $11.0 million from December 31, 2012 levels, but have increased by $3.3 million since June 30, 2012.

Total deposits of $792.1 million at June 30, 2013 were up $7.5 million from $784.6 million at December 31, 2012, with all of the growth in interest bearing deposit balances. The majority of The Company's deposits are derived from core client sources, relating to long-term relationships with local individual, business and public fund clients. Public fund clients include local government and municipal bodies, hospitals, universities and other educational institutions.

Asset Quality

The Company has achieved significant improvement in its credit quality measures in recent periods. Total nonperforming loans have declined by $2.5 million since December 31, 2012, and have declined by $11.7 million since June 30, 2012. Total nonperforming loans as a percent of total portfolio loans were 2.30% at June 30, 2013, down from 2.86% and 4.48% at December 31, 2012 and June 30, 2012, respectively, while the ratio of allowance for loan losses to nonperforming loans improved from 85.4% and 134.6%, respectively, at June 30, 2012 and December 31, 2012, to 154.8% at June 30, 2013. Loan workout and collection efforts continue with all delinquent clients, in an effort to bring them back to performing status. The Company's ratio of allowance for loan losses to total loans was 3.55% at June 30, 2013, and the allowance for loan losses of $22.0 million at June 30, 2013 represented more than five times the Company's 2013 year to date annualized net charge-offs.

Capital Planning and Preferred Share Redemption

In connection with the termination of its Memorandum of Understanding, the Board of Directors of United Bank & Trust (the "Bank") has resolved that the Bank will maintain a Tier 1 leverage ratio at a level equal to or exceeding 8.5% and that the Bank will not declare or pay any dividend to the Company unless the Board of Directors first determines that the Bank has produced stable earnings. The Bank's Tier 1 leverage ratio was 9.80% at June 30, 2013, after payment of a $2.0 million dividend to the Company in the second quarter of 2013. The Bank is the sole subsidiary of the Company.

The Company currently has outstanding 20,600 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference Amount $1,000 per share (the "Preferred Shares"). Under the terms of the Preferred Shares, the dividend rate will increase from 5% to 9% in January 2014. The Company has cautiously evaluated its alternatives regarding a possible partial redemption of the Preferred Shares. The Company has continued its efforts to build its cash balance at the holding company to provide additional holding company liquidity. The Company's cash balance at the holding company was $8.1 million at June 30, 2013, and the Bank had $6.3 million of retained earnings that could be available to be paid in dividends to the Company at June 30, 2013. The Bank had Tier 1 capital of $11.7 million in excess of the required 8.5% Tier 1 leverage ratio at June 30, 2013. In the second quarter of 2013, the Company received a commitment of $10.0 million for a two-year secured revolving line of credit, of which the Company has received regulatory approval to use up to $6.0 million of borrowing toward funding of redemption of Preferred Shares.

On July 18, 2013, the Company announced that it intends to redeem half of the outstanding Preferred Shares. The partial redemption is expected to occur on or before September 30, 2013. The Company has received all necessary regulatory approvals to complete the planned partial redemption. The redemption price will be the stated liquidation preference amount of $1,000 per share, plus any accrued and unpaid dividends to but excluding the date of redemption. The Company anticipates the total cost of the partial redemption will be approximately $10.4 million. Excess cash at the holding company, retained earnings at the Bank available for dividend to the holding company and up to $6.0 million of the holding company's $10.0 million line of credit are sources of funding of the planned partial redemption of Preferred Shares. These sources of funding may also be available to fund a possible future redemption of the remaining Preferred Shares.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company's only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company's website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "trend," "initiative," "continue," "improving," "will," "anticipates," "future," "expect," "resolved," "intends," "planned," "approximately" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in credit quality measures, profitability trends, loan growth trends, anticipated future expansion of the Bank and future levels of marketing and advertising expense and the planned partial redemption of Preferred Shares and possible future redemption of the remaining Preferred Shares. Future redemption of the remaining Preferred Shares would require regulatory and board of directors approval. All statements referencing future time periods are forward-looking.

Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold at its carrying value or at all. Our ability to successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A – Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Non-GAAP Financial Information

This press release includes disclosures about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets. These disclosures are non-GAAP financial measures. For additional information about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets, please see the unaudited consolidated financial statements and related footnotes that follow.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	June 30,	Mar. 31,		Dec. 31,		June 30,
Period-end Balance Sheet	2013	2013	Change	2012	Change	2012	Change
Assets
Cash and due from banks	$18,608	$13,316	$5,292	$13,769	$4,839	$16,225	$2,383
Interest bearing bal. with banks	35,924	69,942	(34,018)	56,843	(20,919)	57,591	(21,667)
Total cash & cash equivalents	54,532	83,258	(28,726)	70,612	(16,080)	73,816	(19,284)

Securities available for sale	195,141	203,251	(8,110)	206,129	(10,988)	191,886	3,255
FHLB Stock	2,691	2,571	120	2,571	120	2,571	120
Loans held for sale	7,022	9,630	(2,608)	13,380	(6,358)	10,349	(3,327)

Portfolio loans	618,974	600,121	18,853	586,678	32,296	577,279	41,695
Allowance for loan losses	22,001	22,158	(157)	22,543	(542)	22,097	(96)
Net loans	596,973	577,963	19,010	564,135	32,838	555,182	41,791

Premises and equipment, net	10,500	10,455	45	10,719	(219)	10,793	(293)
Bank owned life insurance	14,440	14,340	100	14,241	199	14,028	412
Other assets	26,031	25,759	272	25,954	77	25,527	504
Total Assets	$907,330	$927,227	$(19,897)	$907,741	$(411)	$884,152	$23,178

Liabilities
Deposits
Non-interest bearing	$163,738	$152,325	$11,413	$165,430	$(1,692)	$161,307	$2,431
Interest bearing	628,381	651,720	(23,339)	619,213	9,168	600,081	28,300
Total deposits	792,119	804,045	(11,926)	784,643	7,476	761,388	30,731
FHLB advances outstanding	11,999	19,999	(8,000)	21,999	(10,000)	23,775	(11,776)
Other liabilities	4,810	4,182	628	3,702	1,108	3,876	934
Total Liabilities	808,928	828,226	(19,298)	810,344	(1,416)	789,039	19,889
Shareholders' Equity	98,402	99,001	(599)	97,397	1,005	95,113	3,289
Total Liabilities and Equity	$907,330	$927,227	$(19,897)	$907,741	$(411)	$884,152	$23,178

		Three months ended June 30,			Six months ended June 30,
Average Balance Data		2013	2012	% Change	2013	2012	% Change
Total loans		$614,557	$588,108	4.5%	$608,667	$586,897	3.7%
Earning assets		862,079	850,277	1.4%	863,885	848,992	1.8%
Total assets		905,384	888,830	1.9%	905,367	890,911	1.6%
Deposits		785,698	765,490	2.6%	785,869	769,818	2.1%
Shareholders' Equity		99,158	94,414	5.0%	98,392	94,073	4.6%

Asset Quality
Net charge offs		$757	$1,501	-49.6%	$2,142	$3,186	-32.8%
Nonaccrual loans		13,910	25,634	-45.7%
Nonperforming loans		14,208	25,876	-45.1%
Nonperforming assets		16,610	29,268	-43.2%
Nonperforming loans/total loans		2.30%	4.48%	-48.8%
Nonperforming assets/total assets		1.83%	3.31%	-44.7%
Allowance for loan loss/total loans		3.55%	3.83%	-7.1%
Allowance/nonperforming loans		154.8%	85.4%	81.3%

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended June 30,			Six months ended June 30,
Consolidated Income Statement	2013	2012	% Change	2013	2012	% Change
Interest Income
Interest and fees on loans	$7,681	$7,852	-2.2%	$15,197	$15,778	-3.7%
Interest on investment securities	885	863	2.5%	1,493	1,716	-13.0%
Interest on fed funds sold & bank balances	29	43	-32.6%	65	97	-33.0%
Total interest income	8,595	8,758	-1.9%	16,755	17,591	-4.8%

Interest Expense
Interest on deposits	680	985	-31.0%	1,415	2,041	-30.7%
Interest on FHLB advances	91	207	-56.0%	228	415	-45.1%
Total interest expense	771	1,192	-35.3%	1,643	2,456	-33.1%
Net Interest Income	7,824	7,566	3.4%	15,112	15,135	-0.2%
Provision for loan losses	600	2,550	-76.5%	1,600	4,650	-65.6%
Net Interest Income After Provision	7,224	5,016	44.0%	13,512	10,485	28.9%

Noninterest Income
Service charges on deposit accounts	472	449	5.1%	896	882	1.6%
Trust & Investment fee income	1,487	1,311	13.4%	2,891	2,536	14.0%
Gains on securities transactions	11	-	0.0%	39	4	875.0%
Income from loan sales and servicing	2,767	2,592	6.8%	5,819	4,496	29.4%
ATM, debit and credit card fee income	561	559	0.4%	1,057	1,066	-0.8%
Income from bank-owned life insurance	100	106	-5.7%	199	210	-5.2%
Other income	249	261	-4.6%	670	842	-20.4%
Total noninterest income	5,647	5,278	7.0%	11,571	10,036	15.3%

Noninterest Expense
Salaries and employee benefits	6,223	5,221	19.2%	12,100	10,222	18.4%
Occupancy and equipment expense	1,357	1,320	2.8%	2,705	2,638	2.5%
External data processing	353	267	32.2%	725	514	41.1%
Advertising and marketing expenses	292	184	58.7%	556	377	47.5%
Attorney & other professional fees	349	770	-54.7%	760	1,238	-38.6%
Director fees	104	97	7.2%	209	195	7.2%
Expenses relating to ORE property and foreclosed assets	259	183	41.5%	427	1,116	-61.7%
FDIC Insurance premiums	190	296	-35.8%	376	591	-36.4%
Other expense	747	810	-7.8%	1,502	1,426	5.3%
Total noninterest expense	9,874	9,148	7.9%	19,360	18,317	5.7%
Income Before Federal Income Tax	2,997	1,146	161.5%	5,723	2,204	159.7%
Federal income tax	910	361	152.1%	1,694	577	193.6%
Net Income	$2,087	$785	165.9%	$4,029	$1,627	147.6%

Performance Ratios
Return on average assets	0.92%	0.36%	0.57%	0.90%	0.37%	0.53%
Return on average equity	8.44%	3.35%	5.10%	8.26%	3.48%	4.78%
Pre-tax, pre-provision ROA (1)	1.59%	1.67%	-0.08%	1.63%	1.55%	0.08%
Net interest margin (FTE)	3.68%	3.62%	0.06%	3.57%	3.63%	-0.06%
Efficiency ratio	72.8%	70.7%	2.07%	72.0%	72.2%	-0.16%

Common Stock Performance
Basic & diluted earnings per share	$0.14	$0.04	$0.10	$0.27	$0.08	$0.19
Book value per share				6.13	5.88	0.25
Tangible book value per share				6.13	5.88	0.25
Market value per share (2)				5.40	3.40	2.00

United Bancorp, Inc. and Subsidiary
Trends of Selected Consolidated Financial Data (Unaudited)

Dollars in thousands except per share data	2013		2012
Balance Sheet Data	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Period-end:
Portfolio loans	$618,974	$600,121	$586,678	$591,808	$577,279
Total loans	625,996	609,751	600,058	603,574	587,628
Allowance for loan losses	22,001	22,158	22,543	22,460	22,097
Earning assets	859,752	885,515	865,505	856,034	839,188
Total assets	907,330	927,227	907,741	898,581	884,152
Deposits	792,119	804,045	784,643	776,025	761,388
Shareholders' Equity	98,402	99,001	97,397	96,836	95,113
Average:
Total loans	$614,557	$602,711	$595,726	$595,736	$588,108
Earning assets	862,079	865,711	861,263	847,743	850,277
Total assets	905,384	907,707	905,321	892,235	888,830
Deposits	785,698	786,042	945,688	766,627	765,490
Shareholders' Equity	99,158	97,637	96,833	95,483	94,414

Income Statement Summary
Net interest income	$7,824	$7,288	$7,384	$7,646	$7,566
Non-interest income	5,647	5,924	5,891	5,564	5,278
Net revenue	13,471	13,212	13,275	13,210	12,844
Non-interest expense	9,874	9,486	9,586	9,300	9,148
Pre-tax, pre-provision income (1)	3,597	3,726	3,689	3,910	3,696
Provision for loan losses	600	1,000	1,700	2,000	2,550
Federal income tax	910	784	543	520	361
Net income	2,087	1,942	1,446	1,390	785
Basic & diluted income per share	$0.14	$0.13	$0.09	$0.09	$0.04

Performance Ratios and Liquidity
Return on average assets	0.92%	0.87%	0.64%	0.62%	0.36%
Return on average common equity	8.44%	8.07%	5.94%	5.79%	3.35%
Pre-tax, pre-provision ROA (1)	1.59%	1.66%	1.62%	1.74%	1.67%
Net interest margin (FTE)	3.68%	3.46%	3.45%	3.63%	3.62%
Efficiency ratio	72.8%	71.3%	71.7%	69.9%	70.7%
Ratio of loans to deposits	78.1%	74.6%	74.8%	76.3%	75.8%

Asset Quality
Net charge offs	$757	$1,384	$1,617	$1,638	$1,501
Nonaccrual loans	13,910	14,598	16,714	20,386	25,634
Nonperforming loans	14,208	14,978	16,751	20,792	25,876
Nonperforming assets	16,610	18,084	20,163	22,971	29,268
Nonperforming loans/portfolio loans	2.30%	2.50%	2.86%	3.51%	4.48%
Nonperforming assets/total assets	1.83%	1.95%	2.22%	2.56%	3.31%
Allowance for loan loss/portfolio loans	3.55%	3.69%	3.84%	3.80%	3.83%
Allowance/nonperforming loans	154.8%	147.9%	134.6%	108.0%	85.4%

Market Data for Common Stock
Book value per share	$6.13	$6.17	$6.05	$6.01	$5.88
Market value per share (2)
High	6.00	5.99	4.65	4.20	3.55
Low	5.10	4.35	3.91	3.26	3.25
Period-end	5.40	5.10	4.50	4.20	3.40
Period-end shares outstanding	12,713	12,716	12,706	12,706	12,707
Average shares outstanding	12,713	12,709	12,706	12,706	12,701

Trends of Selected Consolidated Financial Data (continued)

	2013				2012
Capital and Stock Performance	2nd Qtr		1st Qtr		4th Qtr		3rd Qtr		2nd Qtr
Tier 1 Leverage Ratio	10.7%		10.5%		10.2%		10.1%		9.9%
Tangible common equity to total assets	8.6%		8.5%		8.5%		8.5%		8.4%
Total capital to risk-weighted assets	16.5%		16.8%		16.7%		16.4%		16.4%
Price/earnings ratio (TTM)	12.0	x	14.6	x	17.3	x	12.7	x	68.0	x
Period-end common stock market price/book value	88.2%		82.6%		74.3%		69.9%		57.8%

(1)
In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income ("PTPP Income") and pre-tax, pre-provision return on average assets ("PTPP ROA"). PTPP Income adjusts net income by the amount of the Company's federal income tax (benefit) and provision for loan losses, which is excluded because its level is elevated and volatile in times of economic stress. PTPP ROA measures PTPP Income as a percent of average assets. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

Management believes that PTPP Income and PTPP ROA are useful and consistent measures of the Company's earning capacity, as these financial measures enable investors and others to assess the Company's ability to generate capital to cover credit losses through a credit cycle, particularly in times of economic stress.

(2)	Market value per share is based on the last reported transaction on OTCQB before period end.